EXHIBIT INDEX


Exhibit 20(b) Press Releases of the Registrant dated September 28, 1995 and September 29, 1995.




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EXHIBIT 20(B)

FOR IMMEDIATE RELEASE

Contact at (617) 861-8444
Glenn L. Cooper, M.D.                                 William B. Boni
President and CEO                                     V.P. Corp. Communications

Thomas F. Farb
Sr. VP, CFO

                 FDA ADVISORY COMMITTEE VOTE ON DEXFENFLURAMINE
                                  REMAINS OPEN

         LEXINGTON, MA September 28, 1995 - Interneuron Pharmaceuticals (NASDAQ:
IPIC) today announced that the Endocrinologic and Metabolic Advisory Committee of the U.S. Food and Drug Administration (FDA) adjourned its meeting today without reaching a final decision on whether or not to recommend the approval of dexfenfluramine (Redux TM), under development by Interneuron as a prescription treatment for obesity.

         After mixed votes by the Committee on safety and efficacy, a final poll on the question of whether to recommend approval resulted in a vote by the remaining committee members of 3 to 2 in favor of recommending such approval, provided additional studies were performed.

         FDA stated that final polling of the three committee members who were no longer present will be conducted as promptly as practicable.

         Interneuron Pharmaceuticals is engaged in the development and commercialization of innovative products for neurological and behavioral disorders. Through three subsidiaries, Intercardia, Inc., Progenitor, Inc., and Transcell Technologies, Inc., Interneuron is developing products and technologies related to cardiovascular disease, gene therapy, stem cell biology, carbohydrate-based drug discovery and drug transport.


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FOR IMMEDIATE RELEASE

Contact at (617) 861-8444
Glenn L. Cooper, M.D.                                 William B. Boni
President and CEO                                     V.P. Corp. Communications

Thomas F. Farb
Sr. VP, CFO

                     FDA ADVISORY COMMITTEE VOTES TO REMOVE
                        FENFLURAMINE AND DEXFENFLURAMINE
                       FROM LIST OF CONTROLLED SUBSTANCES

         LEXINGTON, MA, September 29, 1995 - Interneuron Pharmaceuticals, Inc. (NASDAQ: IPIC) today announced that a joint committee of the Endocrinologic and Metabolic Advisory Committee and the Drug Abuse Advisory Committee of the U.S. Food and Drug Administration (FDA) has voted to remove fenfluramine and its isomers, including dexfenfluramine, from Schedule IV of the Controlled Substances Act.

         The joint committee vote followed a September 28 meeting of the Endocrinologic and Metabolic Advisory Committee to consider the approval of dexfenfluramine under development by Interneuron as a prescription anti-obesity treatment for obesity, provided additional studies are performed. As previously announced, a decision was not reached at the September 28 meeting because of the lack of a quorum, although the vote was 3 to 2 in favor of approval. It is expected that the vote will be completed as promptly as practicable.

         Fenfluramine is currently marketed by Wyeth-Ayerst, a division of American Home Products Corp. (NYSE:AHP) and dexfenfluramine is expected to be marketed by Wyeth-Ayerst, with Interneuron retaining certain manufacturing and co-promotion rights.

         If dexfenfluramine is approved, milestone and royalty payments to Interneuron from sales of dexfenfluramine will vary depending upon whether or not the drug is scheduled.


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         Glenn L. Cooper, M.D., president and chief executive officer of
Interneuron, noted that a petition for the de-scheduling of fenfluramine and its isomers was submitted in 1991. "The decision made by the joint committee was based upon their review of an extensive body of scientific and clinical evidence which indicates that fenfluramine and dexfenfluramine do not have abuse potential," he added.

         Controls imposed upon all Schedule IV substances relate to record-keeping procedures for dispensing pharmacists and procedural mandates for prescribing physicians.

         Interneuron Pharmaceuticals is engaged in the development and commercialization of innovative products for neurological and behavioral disorders. Through three subsidiaries, Intercardia, Inc., Progenitor, Inc., and Transcell Technologies, Inc., Interneuron is developing products and technologies related to cardiovascular disease, gene therapy, stem cell biology, carbohydrate-based drug discovery and drug transport.



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